CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-264369) pertaining to the BRC Inc. 2022 Omnibus Incentive Plan and the BRC Inc. 2022 Employee Stock Purchase Plan of our report dated March 15, 2023, with respect to the consolidated financial statements of BRC Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.
/s/ Ernst & Young LLP

San Antonio, Texas
March 15, 2023